EXHIBIT 99.1
Sila Realty Trust Announces Second Quarter 2024 Results
TAMPA, Fla. August 6, 2024 - Sila Realty Trust, Inc. (NYSE: SILA) (“Sila”, the “Company”, “we”, or “us”), a net lease real estate investment trust (“REIT”) with a strategic focus on investing in the large, growing, and resilient healthcare sector, today announced operating results for the second quarter ended June 30, 2024.
Highlights for the quarter ended June 30, 2024:
•Listed on the New York Stock Exchange, or the NYSE, on June 13, 2024
•Net income of $4.6 million, or $0.08 per diluted share
•Cash net operating income*, or NOI, of $39.9 million
•Adjusted funds from operations*, or AFFO, of $30.8 million, or $0.54 per diluted share
•Declared regular monthly cash dividends per share of $0.1333, representing an aggregate $0.40 per share for the quarter
•Acquired a $10.8 million medical outpatient building in Reading, Pennsylvania
Subsequent Events
•Acquired a $28.3 million inpatient rehabilitation facility in Fort Smith, Arkansas
•Concluded a modified "Dutch Auction" tender offer, or the Tender Offer, purchasing approximately $50.0 million in value of common stock
Management Commentary
“The second quarter marked a significant milestone in Sila’s history since our founding 10 years ago. On June 13th, we became a publicly traded REIT listed on the NYSE, beginning the next chapter in our journey in creating a best-in-class owner of net leased healthcare real estate. We believe the Company has been successful to this point as a result of our outstanding team of employees, as well as the support of our shareholders who endorsed our approach to skillful and thoughtful investing in one of the most resilient sectors of the U.S. economy,” said Michael A. Seton, President and Chief Executive Officer of the Company.
“Our portfolio, spanning approximately 5.3 million rentable square feet at the end of the second quarter, we believe, is healthy with a weighted average leased rate of 97.5% and a weighted average remaining lease term of 8.2 years.
“Through the first half of the year, we acquired seven institutional quality healthcare properties for an aggregate purchase price of approximately $135.7 million, adding approximately 244,000 rentable square feet to our portfolio. At quarter end we owned 137 properties that are diversified both geographically and across high demand healthcare categories – Medical Outpatient Buildings (MOBs), Inpatient Rehabilitation Facilities (IRFs), and Surgical and Specialty Facilities. We believe our strategic focus on these healthcare segments gives us ample runway for growth that is supported by favorable demographics, emerging trends in healthcare delivery, and our successful relationship as the landlord of choice for many of the nation’s top healthcare providers. With our strong balance sheet, ample liquidity position and an expansive acquisition sourcing network, Sila is in a uniquely strong position to expand our presence in this capital-constrained, high-interest rate environment.”
*Some of the financial measures throughout this press release are non-GAAP measures. Refer to the Non-GAAP Financial Measures Reconciliation tables at the end of this press release for additional information and reconciliations to the most directly comparable GAAP measure.
Financial Results
Second quarter results were impacted by certain events including the amended master lease with GenesisCare USA, Inc. and its affiliates, or GenesisCare, which covers seven of the original 17 properties that were covered under the prior master lease. In addition, new leases for six of the remaining 10 properties were executed with new tenants who acquired the operations at the related properties. The Company now has four unleased GenesisCare related assets remaining and is in final negotiations for the leasing of one of those properties, and is in different active stages of selling the other three. Also impacting the second quarter was the closure of operations at the Company’s sole property leased to Steward Health Care System LLC, or Steward, which filed for bankruptcy in May 2024. Sila is in the process of selling this asset.
Net Income
Our GAAP net income for the second quarter of 2024 was $4.6 million, or $0.08 per diluted share, compared to $3.9 million, or $0.07 per diluted share, for the second quarter of 2023. Our GAAP net income for the first half of 2024 was $19.6 million, or $0.34 per diluted share, compared to $18.1 million, or $0.32 per diluted share, for the first half of 2023.
Cash NOI*
Cash NOI was $39.9 million for the second quarter of 2024, as compared to $42.4 million for the second quarter of 2023. The decrease is primarily related to the GenesisCare and Steward events described above. This was partially offset by second quarter 2024 Cash NOI increases at our other same-store properties compared to the second quarter of 2023 as a result of rent increases. Additionally, the decrease in Cash NOI is the result of Cash NOI lost from dispositions exceeding Cash NOI gained from acquisitions primarily related to the timing of redeployment of proceeds from dispositions.
Cash NOI was $86.8 million for the first half of 2024, as compared to $88.0 million for the first half of 2023. The decrease is primarily the result of Cash NOI lost from dispositions exceeding Cash NOI gained from acquisitions primarily related to the timing of redeployment of proceeds from dispositions. Same store Cash NOI* increased in the first half of 2024 compared to the same period in 2023 due in part to the receipt of a one-time payment from GenesisCare as consideration for the removal of ten of the properties from the master lease, which offset the decrease in Cash NOI related to the GenesisCare and Steward events described above. Additionally, there was an increase in other same store property Cash NOI in the first half of 2024 compared to the first half of 2023 as a result of rent increases.
Adjusted Funds from Operations (AFFO)*
AFFO was $30.8 million, or $0.54 per diluted share, during the second quarter of 2024, compared to $31.6 million, or $0.55 per diluted share, during the second quarter of 2023.
AFFO for the first half of 2024 was $69.1 million, or $1.20 per diluted share, compared to $65.8 million, or $1.15 per diluted share, for the first half of 2023.

Real Estate Portfolio Highlights
Investment Activity
During the quarter ended June 30, 2024, the Company acquired one healthcare property in Reading, Pennsylvania, comprising approximately 30,000 rentable square feet, for a purchase price of $10.8 million.
Subsequent to the quarter ended June 30, 2024, the Company acquired one healthcare property in Fort Smith, Arkansas, or the Fort Smith Healthcare Facility, comprising approximately 62,570 rentable square feet, for a purchase price of approximately $28.3 million.
Portfolio
As of June 30, 2024, Sila's well diversified real estate portfolio consisted of 137 properties comprising approximately 5.3 million rentable square feet. The weighted average remaining lease term was approximately 8.2 years with 21% of annualized base rent maturing in the next five years and a weighted average fixed rent escalation rate of 2.2%, excluding leases tied to the consumer price index (CPI). The Company's new and renewal leases in the second quarter totaled 65,670 rentable square feet. The weighted average percentage of rentable square feet leased was 97.5%.
Balance Sheet and Capital Markets Activities
Sila had a strong balance sheet and liquidity position totaling approximately $587.0 million, consisting of $87.0 million in cash and cash equivalents and $500.0 million of availability under its unsecured credit facility as of June 30, 2024. Subsequent to June 30, 2024, the Company used $50.0 million in cash to close the Tender Offer and used $8.3 million in cash and borrowed $20.0 million on its revolving line of credit to acquire the Fort Smith Healthcare Facility.
Total principal debt outstanding under the unsecured credit facility as of June 30, 2024, was $525.0 million and was fixed through 11 interest rate swap agreements, which mature on various dates from December 2024 to January 2028. The Company's weighted average interest rate on the total principal debt outstanding was 3.3%, including the impact of the interest rate swap agreements, as of June 30, 2024. As of June 30, 2024, net debt to enterprise value was approximately 26.4%.
As previously reported, on June 13, 2024, Sila's common stock was listed and began trading on the NYSE under the ticker symbol "SILA." On April 8, 2024, in anticipation of the listing, the Company amended its charter to effect a one-for-four reverse stock split of each issued and outstanding share of each class of common stock, effective May 1, 2024, or the Reverse Stock Split. On April 5, 2024, the Company's board of directors, or the Board, approved the suspension of the Company’s Amended and Restated Share Repurchase Program, or SRP, and the termination of the SRP, effective upon listing. The Board also approved the termination of the distribution reinvestment plan, effective May 1, 2024. On June 13, 2024, in conjunction with the NYSE listing, the Company commenced the Tender Offer. As a result of the Tender Offer, the Company accepted for purchase approximately 2.2 million shares of its common stock (which represented approximately 3.9% of the total number of shares of common stock outstanding as of July 19, 2024, the expiration of the Tender Offer) at a purchase price of $22.60 per share, for an aggregate purchase price of approximately $50.0 million, excluding related fees and expenses. The Company funded the Tender Offer, and will fund all related costs, with its available cash.
Distributions
The Company's dividend payout to AFFO ratio was 75.0% for the quarter ended June 30, 2024. On July 15, 2024, the Company paid cash distributions of approximately $7.7 million to the Company's stockholders of record as of the close of business on

July 1, 2024. On July 16, 2024, the Board approved and authorized a distribution payable on August 15, 2024, to the Company's stockholders of record as of the close of business on July 31, 2024. The distribution will be equal to $0.1333 per share of common stock, representing an annualized amount of $1.60 per share.
Conference Call and Webcast
A conference call and audio webcast for investors and analysts will be held on Wednesday, August 7, 2024, at 11:00 a.m. Eastern Time to discuss our second quarter 2024 operating results and to answer questions. The live and archived webcast can be accessed on the "Events" page of the Company's website at investors.silarealtytrust.com or by direct link at events.q4inc.com/attendee/762636139. The archived webcast will be available for 12 months following the call.
About Sila Realty Trust, Inc.
Sila Realty Trust, Inc., headquartered in Tampa, Florida, is a net lease real estate investment trust with a strategic focus on investing in the large, growing, and resilient healthcare sector. The Company invests in high quality healthcare facilities along the continuum of care, which, we believe, generate predictable, durable, and growing income streams. Our portfolio comprises high quality tenants in geographically diverse facilities, which are positioned to capitalize on the dynamic delivery of healthcare to patients. As of June 30, 2024, the Company owned 137 real estate properties and two undeveloped land parcels located in 64 markets across the U.S. For more information, please visit the Company's website at www.silarealtytrust.com.
Forward-Looking Statements
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases, including statements about and references to assumptions and forecasts of future results, strategic acquisitions and growth opportunities, our runway for growth, our position to expand our presence, and future distributions. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company's expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company's control and could materially affect the Company's results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. "Risk Factors" of Part I of the Company's 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Supplemental Information
The Company routinely provides information for investors and the marketplace through press releases, SEC filings, public conference calls, and the Company's website at investors.silarealtytrust.com. The information that the Company posts to its website may be deemed material. Accordingly, the Company encourages investors and others interested in the Company to routinely monitor and review the information that the Company posts on its website, in addition to following the Company's press releases, public conference calls and SEC filings. A glossary of definitions (including those of certain non-GAAP financial measures) and other supplemental information may be found attached to the Current Report on Form 8-K filed on August 6, 2024.
Non-GAAP Financial Measures
This press release includes certain financial performance measures not defined by United States generally accepted accounting principles, or GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are included in this press release. We believe such measures provide investors with additional information concerning our operating performance and a basis to compare our performance with the performance of other REITs. Our definitions and calculations of these non-GAAP measures may not be the same as similar measures reported by other REITs.
These non-GAAP financial measures should not be considered as alternatives to net income attributable to common stockholders (determined in accordance with GAAP) as indicators of our financial performance, as alternatives to cash flows from operating activities (determined in accordance with GAAP), or as measures of our liquidity, nor are these measures necessarily indicative of sufficient cash flows to fund all of our needs.
Investor Contact:

Miles Callahan, Senior Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com

Condensed Consolidated Balance Sheets (amounts in thousands, except share data)

	(Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Real estate:
Land	$166,130	$157,821
Buildings and improvements, less accumulated depreciation of $251,413 and $227,156, respectively	1,556,570	1,470,831
Total real estate, net	1,722,700	1,628,652
Cash and cash equivalents	86,971	202,019
Intangible assets, less accumulated amortization of $112,069 and $102,456, respectively	133,071	134,999
Goodwill	17,700	17,700
Right-of-use assets	36,027	36,384
Other assets	85,128	79,825
Total assets	$2,081,597	$2,099,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Credit facility, net of deferred financing costs of $3,699 and $1,847, respectively	$521,301	$523,153
Accounts payable and other liabilities	38,742	30,381
Intangible liabilities, less accumulated amortization of $8,131 and $7,417, respectively	7,699	10,452
Lease liabilities	40,944	41,158
Total liabilities	608,686	605,144
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value per share, 510,000,000 shares authorized; 61,670,830 and 61,154,404(1) shares issued, respectively; 57,216,478 and 56,983,564(1) shares outstanding, respectively	572	570
Additional paid-in capital	2,048,406	2,044,450
Distributions in excess of accumulated earnings	(593,423)	(567,188)
Accumulated other comprehensive income	17,356	16,603
Total stockholders’ equity	1,472,911	1,494,435
Total liabilities and stockholders’ equity	$2,081,597	$2,099,579

(1)     Retroactively adjusted for the effects of the Reverse Stock Split effective May 1, 2024.

Condensed Consolidated (Unaudited) Quarterly Statements of Comprehensive Income (amounts in thousands, except share data and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Rental revenue	$43,554	$44,965	$94,193	$94,609
Expenses:
Rental expenses	5,849	4,873	11,403	9,723
Listing-related expenses	2,924	—	2,980	—
General and administrative expenses	5,347	5,547	13,521	11,650
Depreciation and amortization	20,246	18,803	39,144	37,355
Impairment losses	418	6,364	418	6,708
Total operating expenses	34,784	35,587	67,466	65,436
Gain on real estate dispositions	—	—	76	21
Interest and other income	1,051	141	3,292	147
Interest expense	5,193	5,664	10,487	11,286
Net income attributable to common stockholders	$4,628	$3,855	$19,608	$18,055
Other comprehensive (loss) income - unrealized (loss) gain on interest rate swaps, net	(2,115)	7,382	753	(882)
Comprehensive income attributable to common stockholders	$2,513	$11,237	$20,361	$17,173
Weighted average number of common shares outstanding:
Basic(1)	57,230,472	56,744,341	57,171,756	56,692,674
Diluted(1)	57,601,204	57,208,783	57,574,634	57,155,224
Net income per common share attributable to common stockholders:
Basic(1)	$0.08	$0.07	$0.34	$0.32
Diluted(1)	$0.08	$0.07	$0.34	$0.32
Distributions declared per common share(1)	$0.40	$0.40	$0.80	$0.80

(1)     Retroactively adjusted for the effects of the Reverse Stock Split effective May 1, 2024.

Non-GAAP Financial Measures Reconciliation
A description of FFO, Core FFO and AFFO, and reconciliations of these non-GAAP measures to net income, the most directly comparable GAAP measure, and a description of same store cash NOI and reconciliation of this non-GAAP measure to rental revenue, the most directly comparable GAAP measure, are provided below.
Reconciliation of Net Income to FFO, Core FFO and AFFO (amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income attributable to common stockholders	$4,628	$3,855	$19,608	$18,055
Adjustments:
Depreciation and amortization of real estate assets	20,222	18,780	39,097	37,311
Gain on real estate dispositions	—	—	(76)	(21)
Impairment losses	418	6,364	418	6,708
FFO(1)	$25,268	$28,999	$59,047	$62,053
Adjustments:
Listing-related expenses	2,924	—	2,980	—
Severance	—	8	1,863	40
Write-off of straight-line rent receivables related to prior periods	—	1,479	—	1,618
Accelerated stock-based compensation	—	—	863	—
Amortization of above (below) market lease intangibles, including ground leases, net	1,877	546	1,248	831
Loss on extinguishment of debt	—	—	228	—
Core FFO(1)	$30,069	$31,032	$66,229	$64,542
Adjustments:
Deferred rent(2)	333	344	2,721	863
Straight-line rent adjustments	(1,297)	(1,454)	(2,473)	(2,891)
Amortization of deferred financing costs	577	412	1,029	825
Stock-based compensation	1,163	1,251	1,624	2,493
AFFO(1)	$30,845	$31,585	$69,130	$65,832

(1)     The six months ended June 30, 2024 and 2023 include $4,098,000 and $4,000,000, respectively, of lease termination fee income received.
(2)    The six months ended June 30, 2024 includes a $2,000,000 severance fee received from GenesisCare in exchange for 10 properties removed from the prior master lease, or the Severed Properties, and will be recognized in rental revenues over the remaining GenesisCare amended master lease term.
Funds From Operations (FFO)
FFO is calculated consistent with NAREIT's definition, as net income (calculated in accordance with GAAP), excluding gains (or losses) from sales of real estate assets and impairments of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

Core FFO
The Company believes Core FFO is a supplemental financial performance measure that provides investors with additional information to understand the Company's sustainable performance. The Company calculates Core FFO by adjusting FFO to remove the effect of certain GAAP non-cash income and expense items, unusual and infrequent items that are not expected to impact its operating performance on an ongoing basis, items that effect comparability to prior periods and/or items that are not related to its core real estate operations. These include listing-related expenses, severance, write-off of straight-line rent receivables related to prior periods, accelerated stock-based compensation, amortization of above- and below-market lease intangibles (including ground leases) and loss on extinguishment of debt. Other REITs may use different methodologies for calculating Core FFO and, accordingly, the Company’s Core FFO may not be comparable to other REITs.
AFFO
The Company believes AFFO is a supplemental financial performance measure that provides investors appropriate supplemental information to evaluate the ongoing operations of the Company. AFFO is a metric used by management to evaluate the Company's dividend policy. The Company calculates AFFO by further adjusting Core FFO for the following items: deferred rent, current period straight-line rent adjustments, amortization of deferred financing costs and stock-based compensation. Other REITs may use different methodologies for calculating AFFO and, accordingly, the Company’s AFFO may not be comparable to other REITs.
FFO, Core FFO and AFFO should not be considered to be more relevant or accurate than the GAAP methodology in calculating net income or in its applicability in evaluating the Company's operational performance. The method used to evaluate the value and performance of real estate under GAAP should be considered as a more relevant measure of operating performance and considered more prominent than the non-GAAP FFO, Core FFO and AFFO measures and the adjustments to GAAP in calculating FFO, Core FFO and AFFO.

Reconciliation of Net Income to Same Store Cash Net Operating Income (Same Store Cash NOI) (amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Rental revenue	$43,554	$44,965	$94,193	$94,609
Rental expenses	(5,849)	(4,873)	(11,403)	(9,723)
Net operating income	37,705	40,092	82,790	84,886
Adjustments:
Straight-line rent adjustments, net of write-offs	(1,297)	25	(2,473)	(1,273)
Amortization of above (below) market lease intangibles, including ground leases, net	1,877	546	1,248	831
Internal property management fee	1,260	1,345	2,532	2,681
Deferred rent(2)	333	344	2,721	863
Cash NOI(1)	39,878	42,352	86,818	87,988
Non-same store cash NOI(1)	(3,627)	(4,876)	(10,776)	(13,532)
Same store cash NOI(2)	36,251	37,476	76,042	74,456
Listing-related expenses	(2,924)	—	(2,980)	—
General and administrative expenses	(5,347)	(5,547)	(13,521)	(11,650)
Depreciation and amortization	(20,246)	(18,803)	(39,144)	(37,355)
Impairment losses	(418)	(6,364)	(418)	(6,708)
Gain on real estate dispositions	—	—	76	21
Interest and other income	1,051	141	3,292	147
Interest expense	(5,193)	(5,664)	(10,487)	(11,286)
Straight-line rent adjustments, net of write-offs	1,297	(25)	2,473	1,273
Amortization of above (below) market lease intangibles, including ground leases, net	(1,877)	(546)	(1,248)	(831)
Internal property management fee	(1,260)	(1,345)	(2,532)	(2,681)
Deferred rent(2)	(333)	(344)	(2,721)	(863)
Non-same store cash NOI(1)	3,627	4,876	10,776	13,532
Net income attributable to common stockholders	$4,628	$3,855	$19,608	$18,055

(1)     The six months ended June 30, 2024 and 2023 include $4,098,000 and $4,000,000, respectively, of lease termination fee income received.
(2)     The six months ended June 30, 2024 includes a $2,000,000 severance fee received from GenesisCare in exchange for the Severed Properties, and will be recognized in rental revenues over the remaining GenesisCare amended master lease term.
NOI
The Company defines net operating income, or NOI, as rental revenue, less rental expenses, on an accrual basis.
Same Store Properties
In order to evaluate the overall portfolio, management analyzes the net operating income of same store properties. The Company defines "same store properties" as properties that were owned and operated for the entirety of both calendar periods being compared and excludes properties under development, re-development, or classified as held for sale. By evaluating same store properties, management is able to monitor the operations of the Company's existing properties for comparable periods to measure the performance of the current portfolio and readily observe the expected effects of new acquisitions and dispositions on net income. There were 127 same store properties for the quarters ended June 30, 2024 and 2023.
Cash NOI
The Company defines Cash NOI as NOI for its properties excluding the impact of GAAP adjustments to rental revenue and rental expenses, consisting of straight-line rent adjustments, net of write-offs, amortization of above- and below-market lease intangibles (including ground leases) and internal property management fees, then including deferred rent received in cash. Cash NOI is used to evaluate the cash-based performance of the Company’s real estate portfolio. Same store Cash NOI is calculated to exclude non-same store Cash NOI. The Company believes that NOI and Cash NOI both serve as useful supplements to net income because they allow investors and management to measure unlevered property-level operating results and to compare these results to the comparable results of other real estate companies on a consistent basis. The Company uses both NOI and Cash NOI to make decisions about resource allocations and to assess the property-level performance of the real estate portfolio.